Exhibit 99.2

InnovaQor, Inc. Interview

CEO Sharon Hollis on Uptick Newswire November 2022

Speakers: Everett Jolly and Sharon Hollis

Jolly: On today’s show I’m bringing you a brand new company, it came on our radar about 30 days ago. The name of the company is InnovaQor, Inc. They trade on the OTC Pink Sheets under the ticker symbol ‘VMCS’. With us today is the CEO, she is going to bring us up to speed, Ms. Sharon Hollis. Sharon, welcome to the show.

Hollis: Hi, Everett, thank you for inviting me here.

Jolly: In simple terms, if you would, what is InnovaQor and what do you guys do?

Hollis: InnovaQor is a software development and implementation company, Everett, with a focus and expertise for software solutions specific for the health care sector, and mainly for the purpose of enhancing business practices for providers and facilities. We also complement that with IT managed services to protect those assets and patient data.

Jolly: You know, I was looking at your 8-K and 10-Q, and it looks like you have some very exciting suites of software products for the health care sector. That being said, there was a significant investment in them over the past few years prior to the acquisition of them. What are your plans and how do you envision creating value from what you guys have?

Hollis: Yes, we definitely own some excellent solutions, all of which have been fully developed and proven in the marketplace. Like any software we consistently need to keep current with technology and features, and while we do that we are applying our available resources on monetizing our electronic health records and our MedTuning product. We believe the EHR solution can compete with any alternative out there and we already have customers using it in the behavioral health sector. We predict with minimal investment in the integration of a few additional features, and a significant investment in sales and marketing, this product can generate meaningful revenue and profit for the company in the very near future. We are also looking at options to monetize MedTuning, which is our decision support solution for the pharmaco genomics sector. The sales and marketing of these products will keep the team busy while we finalize a strategy to build out our new products.

Jolly: You mentioned a new product, and I see a reference to a communications platform in your public disclosure. Can you tell us a little more about that?

Hollis: Yes, we are very excited about this. Our plan is to develop a social media network for professionals in the medical industry. There are so many areas of the health care industry that would benefit from peer-to-peer communication between professionals worldwide. The pandemic has highlighted that need obviously. It sounds like an ambitious plan and it is, but we will start with a platform to identify and join peers, and then we expect to expand it to include subscription services for added value to those users.

Jolly: Could you give my listeners maybe an example of something that would generate subscription fees from this new platform?

Hollis: Everett, we have several modules that will create an opportunity for subscription fees but the easiest example to talk about is probably the health care recruitment sector. It is an extremely hot area right now with agencies and recruitment companies earning very significant fees to match employees with employers. We believe the market needs a solution that is much less expensive for all parties but also more specific in its vision in matching those seeking work and those needing to hire. We envision a subscription module on our platform, like the Uber app, but for relevant talent and specific opportunities.

Jolly: The company that we are highlighting here today on Stock Day Media is InnovaQor, Inc., you can find them on the OTC Pinks under the ticker symbol ‘VMCS’. Sharon, before I let you go, what message would you like our listeners to take from the interview today?

Hollis: I think we have an ambitious plan, but one we are confident can be delivered over the next 24 to 36 months, and we really look forward to reporting the steps we accomplish along the way.

Jolly: I want to thank you for coming on the show. I hope I didn’t scare you off or anything like that. Hopefully, you become a regular and come back on the show every 40 to 50 days to give us an update.

Hollis: Thank you, Everett. We would love to.